Exhibit 99.1

NEWS RELEASE
Contacts: Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052
Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2007 THIRD QUARTER RESULTS

Third Quarter Highlights

•	Company had Combined Ratio of 89.2%
•	Return on Average Equity was 22.4%
•	Net Income rose 43%

DeRidder, LA – November 7, 2007—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the third quarter ended September 30, 2007.

Gross premiums written in the third quarter were $81.1 million compared to $83.0 million in the third quarter of 2006. Third quarter revenues totaled $88.3 million, a 7.9% increase over revenues of $81.8 million in the prior year period. Net investment income increased to $7.9 million in the third quarter from $6.3 million for the same period last year, an increase of 25.5%.

Net income in the third quarter was $11.8 million compared to net income of $8.3 million in the 2006 third quarter, an increase of 43.0%. Realized capital gains of $91,000 (before tax) were included in net income for the third quarter of 2007. Net income for the third quarter of 2006 included realized capital gains of $346,000 (before tax). Net income for the third quarter of 2007 included $990,000 (before tax) from the previously announced commutation of several reinsurance agreements effected during the quarter. The Company’s return on average equity for the third quarter was 22.4% compared to 19.8% for the same period in 2006.

For the nine months ended September 30, 2007, gross premiums written totaled $265.9 million, a 3.9% increase over gross premiums written of $255.9 million for the same period in 2006. Year to date revenues for 2007 totaled $256.0 million, an 8.3% increase over revenues of $236.2 million in the same period last year. Net investment income increased to $22.3 million for the nine months ended September 30, 2007, from $18.1 million in 2006, an increase of 22.9%. The Company’s return on average equity for the nine months ended September 30, 2007 was 21.0%, compared to 19.5% for the same period in 2006.

Net income for the nine months ended September 30, 2007 was $31.6 million compared to a net income of $23.3 million for the same period in 2006, an increase of 35.5%. Net income for the nine months ended September 30, 2007 included $3.7 million (before tax) from the reinsurance commutations described above and $127,000 (before tax) of realized capital gains. Net income for the same period in 2006 included realized capital gains of $2.6 million (before tax).

In the third quarter of 2007, diluted earnings per share allocable to common shareholders were $0.58, compared to $0.42 in the same period of 2006. Weighted average diluted shares outstanding for the third quarter of 2007 were 19,091,800 shares compared to 17,432,597 shares in the third quarter of 2006. For the nine months ended September 30, 2007, diluted earnings per share allocable to common shareholders were $1.56, compared to $1.17 for the same period in 2006. Weighted average diluted shares outstanding for the nine months ended September 30, 2007 were 19,074,226 shares compared to 17,431,263 shares for the same period in 2006.

The net combined ratio for the third quarter of 2007 was 89.2% compared to 93.6% for the same period in 2006. Loss and loss adjustment expenses for the third quarter of 2007 totaled $54.9 million, or 69.0% of net premiums earned, compared to $51.7 million, or 69.0% of net premiums earned for the same period in 2006. Total underwriting expenses for the third quarter of 2007 were $15.9 million, or 19.9% of net premiums earned, compared to $18.2 million, or 24.3% of net premiums earned, for the third quarter 2006. Underwriting expenses for the 2007 period were reduced by $990,000, or 1.2% of net premiums earned, as the result of the reinsurance commutations described above.

The net combined ratio for the nine months ended September 30, 2007 was 90.0% compared to 94.6% for the same period in 2006. Loss and loss adjustment expenses for the nine months ended September 30, 2007 were $160.6 million, or 69.0% of net premiums earned, compared to $150.0 million, or 69.8% of net premiums earned for the same period in 2006. Total underwriting expenses, including commissions and salaries and benefits, for the nine months ended September 30, 2007 were $47.8 million, or 20.6% of net premiums earned, compared to $52.7 million, or 24.5% of net premiums earned, for the same period of 2006. Underwriting expenses for the nine months ended September 30, 2007 were reduced by $3.7 million, or 1.6 % of net premiums earned, as the result of the reinsurance commutations effected in the second and third quarters.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are pleased with our third quarter results. We continue to generate strong returns as evidenced by our return on equity of 22.4% and a combined ratio of 89.2% for the quarter. Our performance through nine months has prompted us to revise our 2007 outlook to a return on average equity of greater than 20% and a combined ratio of 91% or lower.

“We continue to focus on underwriting profitability throughout all market cycles. Three key factors impacting our gross premiums written are 1) lower adopted loss costs and rates in various states, 2) our dedication to underwriting and pricing discipline, and 3) a slowing national economy. As a result of these factors, we are revising 2007 outlook for gross premiums written for the year to between $328 million and $338 million. We believe that disciplined underwriting and adequate pricing in the current market is the right approach for the company and our shareholders. We are focused on our sales and marketing efforts to take advantage of our geographic reach to write business in those industries and states that offer the best opportunity to maximize our returns.”

2007 Outlook

For the full year 2007, the Company currently expects gross premiums written of between $328 million and $338 million, a combined ratio of 91% or lower and a return on average equity of greater than 20%. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.

Conference Call Information

AMERISAFE has scheduled a conference call for Thursday, November 8, 2007, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2075 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 15, 2007. To access the replay, dial 303-590-3000 and use the pass code 11099057#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 31 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2006. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$81,138	$82,951	$265,913	$255,920
Ceded premiums written	(5,352)	(4,894)	(15,212)	(14,069)

Net premiums written	$75,786	$78,057	$250,701	$241,851

Net premiums earned	$79,637	$74,991	$232,624	$214,972
Net investment income	7,924	6,316	22,282	18,132
Net realized gains on investments	91	346	127	2,581
Fee and other income	641	195	918	550

Total revenues	88,293	81,848	255,951	236,235

Expenses:
Loss and loss adjustment expenses incurred	54,917	51,743	160,623	149,989
Underwriting and other operating costs	15,853	18,209	47,840	52,739
Interest expense	900	923	2,664	2,579
Policyholder dividends	276	216	963	563

Total expenses	71,946	71,091	212,090	205,870

Income before taxes	16,347	10,757	43,861	30,365
Income tax expense	4,528	2,492	12,262	7,046

Net income	11,819	8,265	31,599	23,319

Preferred dividends	—	—	—	—

Net income available to common shareholders	$11,819	$8,265	$31,599	$23,319

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Basic EPS:
Net income available to common shareholders	$11,819	$8,265	$31,599	$23,319

Portion allocable to common shareholders	94.0%	87.8%	94.0%	87.8%

Net income allocable to common shareholders	$11,112	$7,257	$29,706	$20,474

Basic weighted average common shares	18,787,598	17,424,054	18,759,235	17,422,413
Basic earnings per share	$0.59	$0.42	$1.58	$1.17
Diluted EPS:
Net income allocable to common shareholders	$11,112	$7,257	$29,706	$20,474

Diluted weighted average common shares:
Weighted average common shares	18,787,598	17,424,054	18,759,235	17,422,413
Stock options	294,165	—	302,799	—
Restricted stock	10,037	8,543	12,192	8,850

Diluted weighted average common shares	19,091,800	17,432,597	19,074,226	17,431,263

Diluted earnings per common share	$0.58	$0.42	$1.56	$1.17

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006

	(unaudited)
Assets
Investments	$691,390	$638,780
Cash and cash equivalents	45,724	26,748
Amounts recoverable from reinsurers	90,728	109,603
Premiums receivable, net	174,379	144,384
Deferred income taxes	29,656	29,466
Deferred policy acquisition costs	19,973	18,486
Deferred charges	4,167	3,548
Other assets	25,174	23,131

	$1,081,191	$994,146

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$556,050	$519,178
Unearned premiums	155,839	137,761
Insurance-related assessments	42,513	40,886
Subordinated debt securities	36,090	36,090
Other liabilities	73,699	76,447

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	192,000	158,784

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,081,191	$994,146

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Current accident year loss ratio (1)	69.0%	69.0%	69.0%	69.8%
Prior accident year loss ratio (2)	0.0%	0.0%	0.0%	0.0%

Net loss ratio	69.0%	69.0%	69.0%	69.8%

Net underwriting expense ratio (3)	19.9%	24.3%	20.6%	24.5%
Net dividend ratio (4)	0.3%	0.3%	0.4%	0.3%
Net combined ratio (5)	89.2%	93.6%	90.0%	94.6%
Return on average equity (6)	22.4%	19.8%	21.0%	19.5%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.